UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2012

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VOLCANO CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	000-52045	33-0928885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 Valley Centre Drive, Suite 200 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)
(800) 228-4728
(Registrant's telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry Into a Material Definitive Agreement.

On December 19, 2012, Volcano Corporation (“Volcano”) and Santec Corporation, a corporation organized under the laws of Japan (“Santec”), entered into a Supply Agreement (the “Agreement”), pursuant to which Santec will supply Volcano with scanning lasers for use in Volcano's optical coherence tomography, or OCT, systems. Under the terms of the Agreement, Santec will be responsible for manufacturing the lasers in accordance with Santec's specifications and agreed-upon quality standards.  Volcano will initially purchase approximately $1.9 million worth of lasers, which Volcano will pre-pay within 30 days of the date of the Agreement. Volcano has agreed to purchase annual and/or life-of-contract minimum quantities of the lasers, which depending upon the timing and quantity of the purchases, will range from approximately $7.3 million to approximately $9.4 million over a three-year period. The Agreement provides that Volcano will purchase scanning lasers for use, upon regulatory approval, in its commercial intracoronary imaging OCT products solely from Santec until the earlier of 1) expiration of the agreement or 2) such time as a specified cumulative order amount is reached.

Unless earlier terminated, the Agreement will be effective through March 31, 2016.  The Agreement may be terminated by Volcano in the event Santec fails to supply products in agreed-upon amounts that conform to the terms of the Agreement and in certain other circumstances. The Agreement may be terminated by either party in the event of a breach by the other party that is not cured within a specific time frame, or in the event the other party becomes insolvent or ceases to do business.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLCANO CORPORATION

By:	/ S / Darin Lippoldt
Darin Lippoldt Senior Vice President and General Counsel
Dated: December 26, 2012